Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SIGNIFICANTLY IMPROVED

THIRD QUARTER RESULTS

Company raises full-year guidance to a range of $1.15 to $1.20

TAMPA, November 4, 2005 — TECO Energy, Inc. (NYSE:TE) today reported third quarter net income of $94.6 million, compared to $41.3 million in the third quarter of 2004. Earnings per share for the quarter were $0.46, compared to $0.21 per share in the third quarter of 2004. The number of shares outstanding was 6.7% higher in 2005 than in the 2004 period, primarily due to common shares issued in the settlement of the 9.5% adjustable conversion-rate equity security units in January 2005.

Third quarter net income and earnings per share from continuing operations were $94.5 million and $0.46, respectively, in 2005, compared to $45.8 million and $0.23 for the same period in 2004. Third quarter results from continuing operations, excluding charges and gains (non-GAAP), were $95.5 million in 2005, compared to $49.3 million in the same period in 2004 (see the results reconciliation table, Table 1).

Year-to-date net income and earnings per share were $222.5 million and $1.08, respectively, in 2005, compared to a loss of $64.4 million and a per share loss of $0.34 for the same period in 2004. Shares outstanding in the year-to-date period were 8.1% higher than in 2004.

The year-to-date net income and earnings per share from continuing operations were $158.4 million and $0.77, respectively, in 2005, compared to a loss from continuing operations of $4.4 million and a per share loss of $0.02 for the same period in 2004. Year-to-date results from continuing operations, excluding charges and gains (non-GAAP), were $204.4 million in 2005, compared to $115.8 million in the same period in 2004 (see the results reconciliation table, Table 1).

Chairman and CEO Sherrill Hudson said, “We had a great quarter, and our operating companies produced very strong results, in spite of two major hurricanes impacting TECO Transport. I’m proud of the way team members from across TECO Energy have pulled together to help TECO Transport in restoring its operations and assisting its people with relief efforts.”

“With a little help from the weather, Tampa Electric had a very strong quarter, and the robust coal prices at TECO Coal produced much improved results this quarter. With merchant power now behind us, net income from continuing operations more than doubled over last year’s third quarter. Our year-to-date financial performance and the excellent work being done at all of our operating companies allow us to increase our 2005 guidance for per- share results from continuing operations, excluding charges and gains, to a range of $1.15 to $1.20. This shows that we’ve already come a long way toward meeting our previously announced goal of making 2005 a baseline year against which our future performance can be measured,” added Hudson.

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Charges and Gains

TECO Transport’s results for the 2005 quarter included $2.9 million of after-tax direct costs for Hurricane Katrina related restoration and reclamation efforts at TECO Bulk Terminal and TECO Barge Line. Consolidated results also included a $1.9 million after-tax net benefit related to closing the sale of the Dell Power Station in August 2005, which included an increase in reserves for remaining contractual liabilities associated with the Dell and McAdams power stations (see the results reconciliation table, Table 1).

Year-to-date net income in 2005 included a $45.0 million after-tax debt-extinguishment charge associated with the June redemption of $380 million of 10.5% notes due in 2007. This charge was more than offset by the $76.5 million after-tax gain recorded in discontinued operations upon the final transfer of the Union and Gila River merchant power projects to the lenders effective May 31, 2005. The gain related to the transferred power projects represented the accumulated unfunded operating losses recorded against equity for the period from December 2003, the date the company decided to exit the projects, through the effective date of the transfer to the lending group (see the results reconciliation table, Table 1).

Non-GAAP Earnings

Third quarter non-GAAP results from continuing operations were $95.5 million, which exclude the identified charges and gains shown in Table 1 below. Non-GAAP results from continuing operations were $49.3 million in 2004, excluding the charges and gains identified in the same table. Table 1 also provides non-GAAP results for the nine- and 12-month periods ended Sept. 30, 2005 and Sept. 30, 2004.

For a discussion regarding this presentation of non-GAAP results and management’s use of this information, please see the Non-GAAP Presentation section later in this release.

Segment Reporting

Effective with first quarter 2005 results, TECO Energy revised its segment reporting to separately report the results of TECO Guatemala, which includes the results for the San José and Alborada power stations and the 24% ownership interest in EEGSA, Guatemala’s largest distribution utility. The results for these operations were previously reported in the “Other unregulated” segment. Following the sales of the larger energy services businesses, which were previously reported in the “Other unregulated” segment, the remaining small operations of TECO Solutions are now reported in the Parent/other results. Following the merchant power dispositions, the current-period TWG Merchant segment includes only the results for the uncompleted McAdams Power Station, the Dell Power Station through the closing of its sale in August 2005 and the costs associated with the TWG Merchant parent. Prior periods also included the results for the ownership interest in the Texas Independent Energy (TIE) projects in the TWG Merchant segment.

Results for the unregulated business segments include internally allocated interest expense. Interest expense is not allocated to discontinued operations and instead remains at the TECO Energy parent level.

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Table 1 – Results Reconciliation (in millions)	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
	2005	2004	2005	2004	2005	2004
GAAP net income (loss)	$94.6	$41.3	$222.5	$(64.4)	$(265.1)	$(855.1)

Exclude discontinued operations(1)	(0.1)	4.5	(64.1)	60.0	72.3	874.5

GAAP net income (loss) from continuing operations	$94.5	$45.8	$158.4	$(4.4)	$(192.8)	$19.4

Add TECO Transport hurricane costs	2.9	—	2.9	—	2.9	—
Add parent debt extinguishment(2)	—	(0.2)	45.0	(0.2)	44.7	(0.2)
Add TIE write-off	—	0.3	—	99.0	—	99.0
Add Guatemalan debt extinguishment	—	—	—	6.7	—	6.7
Add tax on Guatemalan cash repatriation	—	—	—	19.3	(1.9)	19.3
Add TECO Solutions valuation adjustment	—	—	—	3.4	—	3.4
Add TECO Transport valuation adjustment	—	—	—	0.8	(0.2)	0.8
Add unutilized tax credits	—	—		—	(7.0)	9.7
Add Dell & McAdams valuation adjustment and gain on sale, net	(1.9)	—	(1.9)	—	379.8	—
Add Hamakua FIN 46 accounting adjustment	—	—	—	—	—	3.2
Add corporate restructuring costs	—	3.4	—	3.4	3.1	11.7
Add steam turbine write-offs	—	—	—	—	12.8	13.2
Add TWG cancelled project write-offs	—	—	—	—	—	9.0
Add gain on sale of Hardee Power Station and results of operations	—	—	—	—	—	(34.4)
Add gain on propane business sale	—	—	—	(12.2)	(0.2)	(12.2)

Total charges and gains	1.0	3.5	46.0	120.2	434.0	129.2

Non-GAAP results from continuing operations (3)	$95.5	$49.3	$204.4	$115.8	$241.2	$148.6

(1)	Results included in discontinued operations are the losses associated with operations of the Union, Gila River, Commonwealth Chesapeake and Frontera power stations, and the energy services companies for the 2004 and 12-month-ended 2005 periods. The 9-month ended 2005 period reflect primarily the gain on the transfer of the Union and Gila River power stations to the lender group in May 2005.
(2)	Includes the second quarter “make-whole” premium and unamortized debt issuance costs associated with the June 2005 redemption of the 10.5% notes due in 2007.
(3)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flow that includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable GAAP measure so calculated and presented.

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Operating Results

Table 2 – Segment Information (1) (in millions)	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
	2005	2004	2005	2004	2005	2004
Net Income (Loss) Summary
Tampa Electric	$62.7	$53.4	$123.5	$119.2	$150.3	$134.2
Peoples Gas System	4.1	3.0	22.9	21.7	28.9	26.7

Total regulated	66.8	56.4	146.4	140.9	179.2	160.9
TECO Coal	34.6	12.5	90.5	45.6	106.2	57.8
TECO Transport	0.9	0.6	10.3	3.6	16.9	6.5
TECO Guatemala	14.0	14.5	33.4	9.3	29.8	20.0
TWG Merchant	(0.3)	(14.0)	(14.6)	(142.7)	(405.9)	(166.2)
Parent/other	(21.5)	(24.2)	(107.6)	(61.1)	(119.0)	(59.6)

Total unregulated	27.7	(10.6)	12.0	(145.3)	(372.0)	(141.5)
Net income from continuing operations	94.5	45.8	158.4	(4.4)	(192.8)	19.4
Discontinued operations	0.1	(4.5)	64.1	(60.0)	(72.3)	(874.5)

Total net income (loss)	$94.6	$41.3	$222.5	$(64.4)	$(265.1)	$(855.1)

1)	Table 2, Segment Information, presents segment net income on a GAAP basis, which includes the charges and gains detailed in Table 1.

Tampa Electric

Tampa Electric’s net income for the third quarter was $62.7 million, compared to $53.4 million for the same period in 2004. Results in 2005 reflect 2.7% customer growth; weather that was hotter than normal and hotter than 2004; a $1.9 million after-tax benefit for the wholesale component of the sale of sulfur dioxide (SO2) emissions credits, which does not flow through the Environmental Cost Recovery Clause; higher non-fuel operations and maintenance expenses (O&M) due to lower O&M in 2004 when hurricane restoration efforts were charged to the hurricane storm reserve, and higher depreciation expense from normal plant additions. Results in 2005 also include a $2.2 million after-tax reduction in revenue to reflect the Florida Public Service Commission’s decision in the third quarter of 2004 to disallow recovery of a portion of Tampa Electric’s waterborne solid fuel transportation costs, compared to 2004’s third quarter results, which included a $6.4 million after-tax adjustment to reflect three quarters of the disallowance.

Year-to-date net income was $123.5 million in 2005, compared to $119.2 million for the same period in 2004. These results reflect the benefits of 2.4% customer growth and strong third quarter energy sales that more than offset weak energy sales in the first half of 2005 due to mild weather; non-fuel operations and maintenance expenses higher than 2004 and higher depreciation expense from normal plant additions. Year-to-date results in 2005 also reflect a $6.8 million reduction in after-tax income related to the waterborne solid fuel transportation disallowance.

Retail energy sales increased more than 9% compared to the third quarter of 2004, as strong customer growth and hotter than normal weather combined to boost energy sales to weather-sensitive residential customers. Sales to commercial and industrial customers increased, reflecting the strong local economy. Total heating and cooling degree-days for the Tampa area in the quarter were almost 7% above normal and 11% above 2004 levels. Year-to-date retail energy sales were 3% higher in 2005 than the same period in 2004, as lower energy

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sales in the first half of the year due to mild weather were recovered in the third quarter. Total heating and cooling degree-days for the Tampa area for the 2005 year-to-date period were more than 5% below normal but only 2% below 2004 levels.

Peoples Gas

Peoples Gas System reported net income of $4.1 million for the third quarter, compared to $3.0 million for the same period in 2004. Quarterly results reflected customer growth of 3.8% over 2004, higher therm sales to residential and commercial customers and higher volumes for power generation customers and off-system sales. Year-to-date net income was $22.9 million, compared to $21.7 million for the 2004 period. The year-to-date results reflect 4.0% customer growth, residential and commercial therm sales growth and strong volumes for off-system and power generation customers. In both the quarter and year-to-date periods, strong sales to commercial customers reflected growth in the Florida economy and high levels of tourism, which enhance commercial sales to hotels and restaurants, while sales of low-margin transportation service for interruptible customers declined.

TECO Coal

TECO Coal reported net income of $34.6 million for the third quarter on total sales of 2.3 million tons, compared to $12.5 million reported in the same period in 2004 on 2.3 million tons. Synfuel sales, which are included in the total sales, were 1.6 million tons in both the 2005 and 2004 periods. Compared to the same period in 2004, results reflect a 50% higher average net selling price per ton and a 13% increase in the average cash cost of sales, excluding synfuel costs. In 2005, results for the quarter also reflected the 98% ownership in Pike Letcher Synfuel, LLC sold to third parties, compared to 90% in the 2004 period. The results in 2005 also included a $3.5 million after-tax mark-to-market gain on hedges placed to protect the company’s synfuel benefits against rising oil prices.

Year-to-date net income in 2005 was $90.5 million on total sales of 7.1 million tons, compared to $45.6 million on 6.9 million tons for the same period in 2004. Synfuel sales, which are included in the total sales, were 4.9 million tons in 2005, compared to 4.8 million tons in the 2004 period. Results for the year-to-date period reflect an average net selling price per ton more than 45% higher than 2004; average cash cost of sales, excluding synfuel costs, more than 20% higher than 2004; and increased third-party ownership in the synfuel production facilities. The cash cost of sales was driven by higher prices for diesel fuel, labor and steel products. Year-to-date results for 2004 also included a $1.6 million pretax benefit from the 2004 Section 29 tax credit rate to the benefit of 2005 results, which was adjusted to reflect $1.13 per million Btu on an actual basis versus the $1.12 per million Btu estimated in 2004, a $3.0 million year-to-date after-tax mark-to-market gain on oil price hedges, and a $2.4 million negative adjustment to deferred tax assets which was made due to a reduction in the Kentucky state income tax rate recorded in the first quarter.

TECO Synfuel Holdings, LLC had previously sold 90% of its membership interest to two third parties, along with associated percentage rights to benefits in the business that adjust from time to time. Allocation of the benefits was temporarily increased 8% in the first and second quarters such that 98% of the benefits went to the third parties. In July 2005, a permanent increase in the third party ownership of the synfuel facilities of 8% was achieved through the sale of this interest to a different third party. Under third-party ownership transactions, TECO Coal is paid to provide feedstock, operate the synthetic fuel production facilities and sell the output while the purchasers have the risks and rewards of ownership, and are allocated 98% of the tax credits and operating costs.

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TECO Transport

TECO Transport recorded third quarter net income of $0.9 million, compared to $0.6 million in the same period in 2004. TECO Transport’s non-GAAP third quarter results were $3.8 million, which excluded the $2.9 million after-tax direct costs associated with the restoration and recovery efforts for Hurricane Katrina (see Table 1), compared to $1.7 million in 2004, which excluded $1.1 million of after-tax management restructuring costs. These results reflect higher river barge rates, northbound shipments and tonnage moved for Tampa Electric at TECO Barge Line. These results also reflect the qualification of a second oceangoing vessel for the benefits of tax law changes under the Jobs Creation Act to keep U.S. flag vessels competitive with non-U.S. flag vessels, which reduces taxes on income earned by U.S. flag vessels engaged in full-time international trade. Higher fuel costs were largely offset by $1.9 million after-tax benefit from fuel hedges. TECO Transport estimates that the business interruptions associated with hurricanes Katrina and Rita reduced third quarter net income by about $3.0 million. In 2004’s third quarter, TECO Transport’s net income was reduced by about $2.5 million due to the business interruptions associated with four hurricanes in that period.

TECO Transport recorded year-to-date net income of $10.3 million, compared to $3.6 million in the same period in 2004. Non-GAAP results in 2005 were $13.2 million, which excluded direct hurricane costs, compared to $5.5 million, which excluded the management restructuring costs and $0.8 million of valuation adjustments on oceangoing equipment (see Table 1), in 2004. These results reflect the same factors as in the third quarter and increased movements of export coal, petroleum coke and other products through TECO Bulk Terminal. Higher fuel costs were largely offset by a $2.6 million after-tax benefit from fuel hedges.

TECO Guatemala

TECO Guatemala reported third quarter net income of $14.0 million in 2005, compared to $14.5 million in the 2004 period. Third quarter results in 2004 included a $5.6 million benefit from reducing previously deferred income taxes due to a change in Guatemalan tax law. The 2005 results reflect higher capacity revenues and energy sales from the generating facilities and customer growth and higher energy sales at EEGSA, partially offset by higher operations and maintenance expenses and unfavorable foreign currency exchange rates. Year-to-date net income was $33.4 million in 2005, compared to $9.3 million in 2004. Non-GAAP results were also $33.4 million, compared to $35.3 million in 2004. Results in 2004 exclude charges related to debt extinguishment and taxes on repatriated cash (see Table 1). The 2005 results reflect higher operations and maintenance expenses early in the year partially offset by energy sales and customer growth at EEGSA and higher capacity revenues for the power plants.

TWG Merchant

In 2005, TWG Merchant recorded a third-quarter net loss of $0.3 million, compared to a loss of $14.0 million for the same period in 2004. Third-quarter non-GAAP results in 2005, which excluded the $1.9 million net benefit from the sale of the Dell Power Station and the recognition of additional liabilities relating to both the Dell and McAdams power stations, were

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$2.2 million (see Table 1). The improvement in 2005 is primarily the result of the discontinuation of interest allocation to the uncompleted Dell and McAdams power stations and the sale of the Dell Power Station in August. Parent/Other results will absorb this impact going forward. The year-to-date net loss was $14.6 million in 2005, compared to a loss of $142.7 million for the same period in 2004. Results in 2004 included the losses from the ownership interest in the TIE projects, which was sold in July 2004. In 2005, the year-to-date non-GAAP net loss was $16.5 million, excluding the third quarter net benefit, compared to $43.7 million, excluding the TIE write-off, in 2004 (see Table 1).

Parent/Other

The net loss for Parent/other in the third quarter was $21.5 million, compared to $24.2 million in the same period in 2004. Non-GAAP third quarter results in 2005 were a loss of $21.5 million, compared to $22.1 million in 2004, which excluded the $2.3 million corporate restructuring charge at the parent and the $0.2 million benefit from the early exchange (see Table 1). Although total parent interest expense declined $7.9 million in the 2005 quarter due to the redemption of the trust preferred debt associated with the early settlement and final conversion of the variable conversion-rate equity security units and the retirement of the 10.5% notes in June 2005, interest expense at the parent reflects the impact of no longer allocating interest to TWG Merchant beginning in the third quarter. In 2005, the year-to-date net loss was $107.6 million compared to $61.1 million in 2004. In 2005, the year-to-date non-GAAP results were a loss of $62.6 million, excluding the second quarter $45.0 million after-tax charge related to the TECO Energy debt extinguishment, compared to a non-GAAP loss of $67.8 million in the same period in 2004, excluding charges and gains (see Table 1).

Discontinued Operations

Net income from discontinued operations for the 2005 third quarter was $0.1 million, compared to a net loss of $4.5 million in the same period of 2004. Discontinued operations in the quarter consisted primarily of true-up amounts from previously divested assets. In 2005, year-to-date net income from discontinued operations was $64.1 million, compared to a loss of $60.0 million in 2004. These results include the operating results from the Union and Gila River power stations through the end of May 2005 and the $76.5 million after-tax gain recorded upon the final disposition of the plants in the second quarter. Discontinued operations also include results for the Commonwealth Chesapeake Power Station until its sale in April 2005.

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Cash and Liquidity

TECO Energy’s consolidated cash and cash equivalents, excluding all restricted cash, totaled $354.3 million at Sept. 30, 2005. Restricted cash of $57.4 million includes $50.0 million held in escrow until the end of 2007 related to the sale of a 49 percent interest in the synthetic coal production facilities. Cash at Sept. 30, 2005 excludes the San José and Alborada power stations’ unrestricted cash balances of $22.0 million and restricted cash of $8.2 million, as these companies were deconsolidated due to the adoption of FIN 46R, Consolidation of Variable Interest Entities, effective Jan. 1, 2004.

In addition, at Sept. 30, 2005, aggregate availability under bank credit facilities was $590.7 million, net of letters of credit of $14.3 million outstanding under these facilities and

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$20 million drawn on Tampa Electric Company’s credit facilities. At the end of the quarter, total liquidity, including cash plus credit facilities, was $967.0 million, which included $423.9 million at Tampa Electric Company, consisting of $405.0 million of undrawn credit facilities and $18.9 million of cash.

TECO Energy parent had total liquidity of $497.4 million at Sept 30, 2005, consisting of $311.7 million of cash and availability of $185.7 million under its credit facilities.

Consolidated cash flow from operations for the third quarter included $77.7 million of proceeds from the sale of SO2 emissions allowances by Tampa Electric, which partially offset the cumulative under-recovery of fuel expense caused by rising natural gas prices in 2005.

Other sources of cash in the third quarter of 2005 were $52.9 million of proceeds from the third-party investors for synfuel production and $75 million of gross proceeds from the sale of the Dell Power Station. Cash used in financing activities included dividends of $39.5 million on TECO Energy common stock. Capital expenditures for the quarter were $71.5 million.

2005 Outlook

Earnings: TECO Energy today raised its estimate for 2005 per share results from continuing operations, excluding charges and gains, to a range of $1.15 to $1.20. This range excludes both the direct costs associated with Hurricane Katrina restoration and any insurance recoveries that might occur to offset these direct costs at TECO Transport. These forecasted results are based on the company’s current expectations and assumptions for the remainder of the year, including those described below, which are subject to risks and uncertainties.

Tampa Electric expects continued strong customer growth of about 2.5% and slightly higher energy sales growth, assuming normal weather for the remainder of the year. Peoples Gas expects customer growth of about 4% in 2005. Operations and maintenance expenses at the utilities are expected to increase at about the level of inflation for the full year compared to 2004. The after-tax impact of the disallowance of Tampa Electric’s recovery of a portion of its waterborne fuel transportation costs is expected to be in the range of $9 million to $10 million for the full year.

Results at TECO Coal are expected to improve due to fourth quarter coal prices being more than 50% higher than 2004, partially offset by slightly higher production costs than 2004’s fourth quarter. TECO Coal expects full-year production costs to be more than 12% higher than 2004 levels. The forecast assumes that TECO Coal will benefit from continued strong earnings and cash flow from the sale of 98% of the ownership of its synfuel facilities to third parties. These estimates of earnings and cash flow assume no material reduction in Section 29 tax credits due to limitations that could result from oil prices exceeding the average reference price for the full year. The company estimates that oil prices, as quoted on NYMEX, would have to average more than $68 per barrel for the remainder of 2005 before any limitation would be effective for this year.

TECO Transport anticipates continued robust river market pricing as a result of disruptions in river barge availability throughout the industry following Hurricane Katrina, further supporting an already good balance in the supply and demand for river barges. The company also expects two of its oceangoing vessels to benefit from the tax law changes that reduce taxes on income earned by U.S. flag vessels in international trade and forecasts continued good operating efficiencies for both the ocean-going and river barge operations.

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TECO Guatemala expects to continue to provide strong earnings and cash flow and now expects to exceed the $35 million of net income previously forecasted for the year.

Cash Flow: If natural gas prices continue at or near the levels experienced in the third quarter through year-end, Tampa Electric expects its 2005 net under-recovery balance for its fuel and environmental cost recovery clauses to be $125 million by year end caused by the significantly higher gas prices. The gas prices, higher than the July forecast, are the result of the impacts of Hurricanes Katrina and Rita on Gulf of Mexico gas production facilities. This amount includes approximately $200 million of fuel under-recovery net of $78 million in proceeds from the sale of SO2 emissions credits, which flow through the company’s Environmental Cost Recovery Clause.

This under-recovery is approximately $90 million higher than previously forecasted. As a result, TECO Energy currently forecasts 2005 consolidated cash flow from operations in a range of $150 to $200 million. This forecast includes the cash make-whole premium paid to redeem the 10.5% notes in June, improved operating company results, and the current forecasted under-recovery at Tampa Electric.

In 2005, net cash generation at TECO Energy parent is now expected in a range of $150 million to $200 million, with an expected range of $150 million to $200 million for TECO Energy consolidated. The change in parent cash generation is a result of lower tax payments by Tampa Electric directly related to the current under-recovery of fuel driven by current gas prices expectations of $11 per million Btu compared to $8 per million Btu forecast in July. The tax payments to TECO Energy parent are expected to be recovered on the same schedule as the under-recovered fuel costs at Tampa Electric are recovered in future periods . The change in consolidated cash generation is a result of the net under-recovery of fuel, offset by higher short-term debt balances at Tampa Electric. Capital expenditures are estimated to remain about $300 million in addition to the $31.8 million paid to the lenders upon the final transfer of the Union and Gila River power stations. Expected net cash generation also reflects the proceeds from the final settlement of the adjustable conversion-rate equity security units, the cash proceeds from the third-party investors for synfuel production, the proceeds from the sale of the Commonwealth Chesapeake and Dell power stations, the issuance of $300 million of long-term debt, and the redemption of $380 million of long-term debt. The forecast also assumes the planned retirement of half of the $200 million of 8.5% trust preferred securities in December 2005 and the payment of common stock dividends at current levels.

The company does not expect to require additional capital from external sources to meet cash needs in 2005, except for Tampa Electric’s short-term borrowings under its credit facilities for its needs.

Taxability of TECO Energy Dividends

The company previously reported, that following the transfer of the Union and Gila River power stations to the lenders, some of its future common stock distributions might be characterized as return of capital distributions rather than ordinary dividend income for tax purposes. A return of capital distribution is generally nontaxable and reduces the original purchase tax basis. This reduction in basis could affect future gains or losses, if any, on the sale of the shares, which would generally be taxed as capital gains or losses.

The tax status of dividends depends upon the availability of the company’s earnings and profits, as defined by the Internal Revenue Code, first for the current year and then on an accumulated basis. If the distribution is determined to be out of earnings and profits, it is

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treated as ordinary taxable dividend income. If current and accumulated earnings and profits are negative, the distribution is treated as a return of capital distribution. The preliminary results of a detailed earnings and profits study indicate that the company may have negative current and accumulated earnings and profits when the upcoming distribution is made. Due to the rules for calculating earnings and profits, the company cannot know the characterization of any distribution with certainty until after the end of the year. The company will be updating information regarding the taxability of its dividends when it is available and no later than when it provides the IRS Form 1099 to shareholders to report the quarterly dividends received from the company in 2005.

Shareholders should consult their tax advisors for details as to what, if any, impact the tax treatment of these distributions will have on their individual tax situations.

Non-GAAP Presentation

Table 1, “Results Reconciliation,” presents non-GAAP financial results after elimination of the effects of certain identified gains and charges in the 2005 and 2004 quarterly, year-to-date and 12 months-ended periods. Management believes that the presentation of this non-GAAP financial performance provides investors a measure that reflects the company’s operations under its business strategy, which is focused on its five core businesses. Management also believes that it is helpful to present a non-GAAP measure of performance that clearly reflects the ongoing operations of TECO Energy’s business and which allows investors to better understand and evaluate the business as it is expected to operate in future periods.

The non-GAAP measure of financial performance used by the company is not a measure of performance under accounting principles generally accepted in the United States and should not be considered an alternative to net income or other GAAP figures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of net income may not be comparable to similarly titled measures used by other companies.

Management and the Board of Directors use this non-GAAP presentation as a yardstick for measuring the company’s performance, making decisions that are dependent upon the profitability of the company’s various operating units and in determining levels of incentive compensation.

While each of the particular excluded items is not expected to recur, there may be true-ups to charges related to merchant power facilities or additional debt extinguishment activities. Management recognizes that there may be items that could be excluded in the future. Even though charges may occur, management believes the non-GAAP measure is an important addition to GAAP net income for assessing the company’s potential future performance because excluded items are limited to those that management believes are not indicative of future performance.

Webcast

As previously announced, TECO Energy will Webcast a presentation to the investment community at the Edison Electric Institute’s Financial Conference on its third quarter results and outlook at 7:30 AM Eastern time, Tuesday, November 8, 2005. The Webcast can be accessed by following the link on TECO Energy’s Website: www.tecoenergy.com. The Webcast and accompanying slides will be available for replay for 30 days through the Website after the conclusion of the live event.

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TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with regulated utility businesses, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and electric generation and distribution in Guatemala.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s expectations for 2005 described above. Additional factors that could impact actual results include: unforeseen regulatory actions by federal, state or local authorities that could impact operations; any adverse outcome in the previously disclosed litigation; any additional debt extinguishment costs or premiums associated with the early retirement of TECO Energy debt; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; oil prices in excess of the annual reference price, which would reduce or eliminate Section 29 tax credits and reduce or eliminate the earnings and cash flow from the sale of membership interests in the synfuel production facilities at TECO Coal; the availability of adequate rail transportation capacity for the shipment of TECO Coal’s production; general economic conditions in Tampa Electric’s service area affecting energy sales; economic conditions, both national and international, affecting the demand for TECO Transport’s waterborne transportation services; weather variations affecting sales and operating costs at Tampa Electric and Peoples Gas and the effect of extreme weather conditions; commodity price changes affecting the margins at TECO Coal or natural gas demand at Peoples Gas; the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; changes in electric tariffs or contract terms affecting TECO Guatemala’s operations; and TECO Coal’s ability to successfully operate its synthetic fuel production facilities in a manner qualifying for Section 29 federal income tax credits, which could be impacted by changes in law, regulation or administration. Additional information is contained under “Investment Considerations” in Exhibit 99.1 to TECO Energy Inc.’s Quarterly Report on Form 10Q for the quarter ended Jun. 30, 2005.

Contact:	News Media: Laura Plumb – (813) 228-1572

Investor Relations: Mark Kane – (813) 228-1772

Internet: http://www.tecoenergy.com

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Summary Information

	3 months ended Sept. 30		9 months ended Sept. 30		12 months ended Sept. 30
(in millions, except per share amounts)	2005	2004	2005	2004	2005	2004
Revenues	$836.4	$698.1	$2,240.1	$1,983.0	$2,896.4	$2,575.4

Net income (loss) from continuing operations	$94.5	$45.8	$158.4	$(4.4)	$(192.8)	$19.4
Net income (loss) from discontinued operations	0.1	(4.5)	64.1	(60.0)	(72.3)	(874.5)

Net income (loss)	$94.6	$41.3	$222.5	$(64.4)	$(265.1)	$(855.1)

Earnings (loss) per share from continuing operations- basic	$0.46	$0.23	$0.77	$(0.02)	$(0.95)	$0.10
Earnings (loss) per share from discontinued operations- basic	0.00	(0.02)	0.31	(0.32)	(0.35)	(4.60)

Earnings (loss) per share – basic	$0.46	$0.21	$1.08	$(0.34)	$(1.30)	$(4.50)

Earnings (loss) per share – diluted	$0.45	$0.21	$1.07	$(0.34)	$(1.30)	$(4.49)
Average common shares outstanding – basic	207.1	194.1	206.0	190.5	204.4	189.9
Average common shares outstanding – diluted	209.3	194.4	207.8	190.5	204.4	190.3

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SEPTEMBER 2005

Figures appearing in these statements are presented as general information and not in connection with any sale or offer to sell or solicitation of an offer to buy any securities, nor are they intended as a representation by the company of the value of its securities. All figures reported are subject to adjustments as the annual audit by independent accountants may determine to be necessary and to the explanatory notes affecting income and balance sheet accounts contained in the company’s Annual Report on Form 10-K. Reference should also be made to information contained in that and other reports filed by TECO Energy, Inc. and Tampa Electric Company with the Securities and Exchange Commission.

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(thousands)	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
	2005	2004	2005	2004	2005	2004
Revenues	$836,402	$698,048	$2,240,080	$1,983,002	$2,896,448	$2,575,381

Expenses
Operation	560,423	476,665	1,480,682	1,320,047	1,944,504	1,720,578
Maintenance	52,462	31,744	128,520	98,253	167,707	139,920
Asset Impairment	—	—	—	6,747	625,423	35,484
Goodwill Impairment	—	—	—	—	4,757	6,674
Restructuring Charges	—	6	(37)	45	1,135	13,625
Depreciation	71,171	68,030	211,228	206,945	280,201	284,582
Taxes, other than income	51,740	45,200	146,525	141,077	189,756	183,626

Total expenses	735,796	621,645	1,966,918	1,773,114	3,213,483	2,384,489

Income from operations	$100,606	$76,403	$273,162	$209,888	$(317,035)	$190,892

Other income (expense)
Allowance for other funds used during construction	—	—	—	718	—	4,830
Other income (expense), net	64,921	28,826	136,359	113,559	165,785	178,485
Loss on Debt Extinguishment	—	(4,292)	(71,507)	(4,292)	(71,607)	(4,292)
Impairment on TIE Investment	—	(426)	—	(152,287)	—	(152,286)
Contingent Arbitration Reserve	—	—	—	—	—	5,633
Earnings from equity investments	14,781	20,701	43,667	26,611	53,125	19,570

Total other income (expense)	79,702	44,809	108,519	(15,691)	147,303	51,940

Interest charges
Interest expense	68,291	75,238	220,151	245,335	298,010	334,502
Allowance for borrowed funds used during construction	—	—	—	(277)	—	(1,865)

Total interest charges	68,291	75,238	220,151	245,058	298,010	332,637

Income before provision for income taxes	112,017	45,974	161,530	(50,861)	(467,742)	(89,805)
(Benefit) Provision for income taxes	39,224	19,525	71,019	14,453	(188,558)	(34,177)

Net income from continuing operations before minority interest	72,793	26,449	90,511	(65,314)	(279,184)	(55,628)

Minority Interest	21,669	19,322	67,872	60,932	86,404	75,043

Net income from continuing operations	94,462	45,771	158,383	(4,382)	(192,780)	19,415

Discontinued Operations
Income from discontinued operations	(1,938)	(6,696)	88,231	(92,229)	(113,582)	(1,362,578)
Income tax expense (benefit)-discontinued operations	(2,117)	(2,200)	24,079	(32,206)	(41,310)	(488,091)

Net income from discontinued operations	179	(4,496)	64,152	(60,023)	(72,272)	(874,487)

Cumulative effect of a change in accounting principle, net of tax	—	—	—	—	—	—

Net Income	$94,641	$41,275	$222,535	$(64,405)	$(265,052)	$(855,072)

Average common shares outstanding during the period (thousands)	207,136	194,081	205,991	190,513	204,369	189,896

Earnings per average common share outstanding:
Earnings per share from continuing operations — basic	$0.46	$0.23	$0.77	$(0.02)	$(0.95)	$0.10
Earnings per share — basic	$0.46	$0.21	$1.08	$(0.34)	$(1.30)	$(4.50)

Earnings per share from continuing operations — diluted	$0.45	$0.23	$0.76	$(0.02)	$(0.95)	$(0.10)
Earnings per share — diluted	$0.45	$0.21	$1.07	$(0.34)	$(1.30)	$(4.49)

TECO ENERGY, Inc.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

(thousands)	Sep. 30, 2005	Dec. 31, 2004
ASSETS
Current assets
Cash and cash equivalents	$354,344	$96,739
Restricted cash	57,407	57,119
Short-term investments	8	6
Receivables, less allowance for uncollectibles	338,399	286,760
Inventories, at average cost
Fuel	82,779	46,207
Materials and supplies	71,335	74,586
Current derivative asset	136,819	3,761
Prepayments and other current assets	26,164	26,860
Assets held for sale, current	—	128,801

Total current assets	1,067,255	720,839

Property, plant and equipment
Utility plant in service-electric	4,845,031	4,857,881
Utility plant in service-gas	827,881	810,781
Construction work in progress	205,383	207,123
Other property	822,418	847,548

	6,700,713	6,723,333
Accumulated depreciation	(2,150,459)	(2,065,450)

Total property, plant and equipment, net	4,550,254	4,657,883

Other assets
Other investments	7,959	7,959
Investment in unconsolidated affiliates	285,622	262,959
Goodwill	59,360	59,360
Long term derivative asset	21,455	—
Regulatory asset	341,526	200,963
Deferred income taxes	715,408	875,138
Deferred charges and other assets	134,838	128,207
Assets held for sale	8,336	2,059,116

Total other assets	1,574,504	3,593,702

Total assets	7,192,013	8,972,424

LIABILITIES AND CAPITAL
Current liabilities
Long-term debt due within one year
Recourse	$5,500	$5,500
Non-recourse	1,280	8,083
Notes payable	20,000	115,000
Accounts payable	348,054	257,735
Current derivative liability	—	11,474
Customer deposits	112,822	105,841
Interest accrued	84,274	50,598
Taxes accrued	70,135	36,349
Liabilities associated with held for sale, current	2,076	1,631,820

Total current liabilities	644,141	2,222,400

Other liabilities
Investment tax credits	17,915	19,955
Regulatory liability	787,613	538,948
Long term derivative liability	—	542
Other deferred credits and other liabilities	349,635	351,529
Liabilities associated with assets held for sale	—	672,220
Long-term debt, less amount due within one year
Recourse	3,520,036	3,588,930
Non-recourse	11,720	13,396
Preferred company securities	277,675	277,675
Minority interest	—	2,946

Capital
Common equity (outstanding 208,114,287 shares in 2005 and 199,747,809 shares in 2004)	1,592,393	1,287,652
Unearned compensation	(9,115)	(3,769)

Total liabilities and capital	7,192,013	8,972,424

Book value per share	$7.65	$6.45

TECO ENERGY, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(All significant intercompany transactions have been eliminated in the consolidated financial statements.)

	Three Months Ended September 30,		Nine Months Ended September 30,		Twelve Months Ended September 30,
(thousands)	2005	2004	2005	2004	2005	2004
Cash flows from operating activities
Net income	$94,641	$41,275	$222,535	$(64,405)	$(265,052)	$(855,072)

Adjustments to reconcile net income to net cash:
Depreciation	71,171	71,816	211,228	217,395	283,455	318,817
Deferred income taxes	34,622	18,426	84,573	(92,636)	(178,331)	(667,153)
Investment tax credit, net	(662)	(697)	(2,040)	(2,167)	(2,737)	(3,336)
Allowance for funds used during construction	—	—	—	(995)	—	(6,695)
Amortization of unearned compensation	262	3,380	4,081	10,220	7,471	15,903
Gain on asset sales, pretax	(51,766)	(27,329)	(232,851)	(108,884)	(216,827)	(174,145)
Noncash debt extinguishment, pretax	—	—	17,152	—	17,152	—
Equity in earnings of unconsolidated affiliates	(11,247)	(19,223)	(22,310)	(25,021)	(31,608)	(16,961)
Minority interest	(21,669)	(19,353)	(67,872)	(60,983)	(86,404)	(75,094)
Asset impairment, pretax	—	426	—	161,464	715,239	1,388,080
Goodwill impairment and intangible asset impairment, pretax	—	—	—	—	16,585	27,506
Contingent arbitration reserve, pretax	—	(5,633)	—	(5,633)	—	(5,633)
Deferred recovery clause	(41,423)	1,395	(60,988)	27,555	(63,384)	24,784
Receivables, less allowance for uncollectibles	(26,199)	15,897	(66,496)	(7,185)	(27,223)	71,721
Inventories	(10,024)	9,417	(38,313)	21,959	(18,418)	9,461
Prepayments and other current assets	2,999	3,252	3,845	4,262	3,201	25,296
Taxes accrued	17,905	(73,708)	27,266	28,846	(83,571)	102,287
Interest accrued	30,932	60,816	51,691	92,623	35,780	66,997
Accounts payable	101,434	(28,734)	117,597	(72,309)	120,718	(89,275)
Other	(8,253)	51,277	(10,938)	38,632	(11,012)	46,741

	182,723	102,700	238,160	162,738	215,034	204,229

Cash flows from investing activities
Capital expenditures	(71,496)	(48,390)	(213,816)	(172,304)	(314,667)	(302,422)
Allowance for funds used during construction	—	—	—	995	—	6,695
Net proceeds from sale of assets	114,830	45,637	269,685	187,056	432,144	207,813
Net proceeds from sale of business	—	—	—	—	—	107,718
Cash paid on disposition of business	—	—	(31,800)	—	(31,800)	—
Net cash reduction from deconsolidation	—	—	—	(22,755)	—	(22,755)
Restricted cash	(267)	(30,992)	27,734	(40,305)	33,746	(23,000)
Investment in unconsolidated affiliates	—	—	113	43,927	1,561	42,483
Other non-current investments	—	4,202	4,200	16,953	11,967	21,237

	43,067	(29,543)	56,116	13,567	132,951	37,769

Cash flows from financing activities
Dividends	(39,507)	(35,825)	(118,205)	(107,326)	(156,131)	(143,012)
Common stock	3,816	1,535	194,746	8,025	196,938	8,825
Proceeds from long-term debt	13,000	—	311,888	—	311,888	5,618
Minority interest	18,506	16,815	65,939	60,312	81,693	72,465
Restricted cash	—	—	—	—	—	26,368
Repayment of long-term debt	(5,501)	(11,107)	(394,061)	(97,686)	(521,348)	(108,476)
Early exchange of equity units	—	(17,634)	—	(17,634)	(48)	(17,634)
Net increase (decrease) in short-term debt	(50,000)	(5,000)	(95,000)	(12,500)	(5,000)	(372,500)
Equity contract adjustment payments	—	(5,083)	(1,978)	(15,248)	(4,109)	(20,330)

	(59,686)	(56,299)	(36,671)	(182,057)	(96,117)	(548,676)

Net increase (decrease) in cash and cash equivalents	166,104	16,858	257,605	(5,752)	251,868	(306,678)
Cash and cash equivalents at beginning of period	188,240	85,618	96,739	108,228	102,476	409,154

Cash and cash equivalents at end of period	$354,344	$102,476	$354,344	$102,476	$354,344	$102,476

TECO ENERGY, INC.

SEGMENT INFORMATION (Unaudited) (1) (2)

(millions)
	Tampa Electric	Peoples Gas	TECO Coal		TECO Transport	TECO Guatemala		TWG Merchant		Other & Eliminations		TECO(2) Energy

Three Months ended September 30,
2005
Revenues - outsiders	$524.0	$139.2	$127.0		$42.6	$1.9		$0.1		$1.6		$836.4
Sales to affiliates	0.6	—	—		22.2	—		—		(22.8)		—

Total revenues	524.6	139.2	127.0		64.8	1.9		0.1		(21.2)		836.4
Depreciation	46.7	8.8	9.9		5.4	0.2		0.1		0.1		71.2
Total Interest charges (including Alloc Interest) (3)	24.0	3.7	3.2		1.3	3.6		—		32.5		68.3
Allocated interest expense (3)	—	—	3.1		(0.2)	3.6		—		(6.5)		—
Provisions (benefit) for income taxes	38.1	2.6	16.5		(1.7)	(3.7)		(0.2)		(12.4)		39.2
Net income (loss) from continuing operations	$62.7	$4.1	$34.6		$0.9 (7)	$14.0		$(0.3)		$(21.5)		$94.5

2004
Revenues - outsiders	$472.8	$92.3	$84.1		$42.1	$3.0		$0.8		$3.0		$698.1
Sales to affiliates	1.1	—	—		20.0	—		—		(21.1)		—

Total revenues	473.9	92.3	84.1		62.1	3.0		0.8		(18.1)		698.1
Depreciation	44.4	8.5	8.9		5.6	0.3		0.3		0.1		68.1
Total Interest charges (including Alloc Interest) (3)	23.4	3.7	2.8		1.2	3.3		13.0		27.8		75.2
Allocated interest expense (3)	—	—	2.9		(0.2)	3.3		12.9		(19.2)		(0.3)
(Benefit) provisions for income taxes	32.9	1.9	7.0		0.1	1.9		(9.3)		(15.0)		19.5
Net (loss) income from continuing operations	$53.4	$3.0	$12.5		$0.6	$14.5		$(14.0	)(6)	$(24.2)		$45.8

Nine Months ended September 30,

2005
Revenues - outsiders	$1,328.1	$394.9	$365.0		$136.7	$5.8		$0.5		$9.1		$2,240.1
Sales to affiliates	2.0	—	—		66.0	—		—		(68.0)		—

Total revenues	1,330.1	394.9	365.0		202.7	5.8		0.5		(58.9)		2,240.1
Depreciation	139.9	26.1	27.8		16.2	0.5		0.4		0.3		211.2
Total Interest charges (including Alloc Interest) (3)	72.1	11.3	9.6		3.9	10.7		10.2		102.4		220.2
Allocated interest expense (3)	—	—	9.4		(0.4)	10.6		10.2		(29.8)		—
Provisions (benefit) for income taxes	74.6	14.4	50.9		2.5	(2.8)		(8.2)		(60.4)		71.0
Net income (loss) from continuing operations	$123.5	$22.9	$90.5		$10.3 (7)	$33.4		$(14.6)		$(107.6	)(4)	$158.4

2004
Revenues - outsiders	$1,271.7	$315.8	$245.5		$122.2	$10.0		$4.5		$13.3		$1,983.0
Sales to affiliates	2.7	—	—		58.3	—		—		(61.0)		—

Total revenues	1,274.4	315.8	245.5		180.5	10.0		4.5		(47.7)		1,983.0
Depreciation	135.5	25.4	27.5		16.5	0.6		0.8		0.7		207.0
Total Interest charges (including Alloc Interest) (3)	71.8	11.4	7.7		3.6	11.1		40.8		98.6		245.0
Allocated interest expense (3)	—	—	7.8		(0.7)	10.9		40.7		(60.1)		(1.4)
(Benefit) provisions for income taxes	72.1	13.6	25.3		1.6	18.8	(5)	(78.5)		(38.4)		14.5
Net (loss) income from continuing operations	$119.2	$21.7	$45.6		$3.6 (7)	$9.3	(5)	$(142.7	)(6)	$(61.1	)(4)	$(4.4)

Twelve Months Ended September 30,

2005
Revenues - outsiders	$1,740.2	$496.3	$447.1		$188.0	$7.2		$3.5		$14.1		$2,896.4
Sales to affiliates	2.9	—	—		83.9	—		—		(86.8)		—

Total revenues	1,743.1	496.3	447.1		271.9	7.2		3.5		(72.7)		2,896.4
Depreciation	185.3	34.8	36.6		21.7	0.7		0.6		0.5		280.2
Restructuring costs	—	0.6	—		—	—		0.5		—		1.1
Total Interest charges (including Alloc Interest) (3)	96.0	15.1	13.0		5.1	14.4		20.0		134.4		298.0
Allocated interest expense (3)	—	—	12.8		(0.6)	14.0		20.1		(46.6)		(0.3)
(Benefit) provision for income taxes	86.4	18.1	48.4	(8)	5.5	(13.5)		(243.7)		(89.8)		(188.6)
Net (loss) income from continuing operations	$150.3	$28.9	$106.2	(8)	$16.9 (7)	$29.8	(5)	$(405.9	)(6)	$(119.0	)(4)	$(192.8)

2004
Revenues - outsiders	$1,651.1	$399.3	$315.9		$168.0	$26.2		$0.4		$14.5		$2,575.4
Sales to affiliates	3.5	—	—		77.6	—		—		(81.1)		—

Total revenues	1,654.6	399.3	315.9		245.6	26.2		0.4		(66.6)		2,575.4
Depreciation	187.7	33.5	36.7		21.8	3.2		0.9		0.8		284.6
Restructuring costs	7.7	2.4	—		1.7	0.7		0.1		1.0		13.6
Total Interest charges (including Alloc Interest) (3)	90.6	15.2	10.8		4.8	11.1		59.7		140.4		332.6
Allocated interest expense (3)	—	—	10.8		(0.9)	14.5		54.3		(81.1)		(2.4)
(Benefit) provision for income taxes	81.9	17.0	14.5	(8)	3.1	25.2	(5)	(92.7)		(83.2)		(34.2)
Net income (loss) from continuing operations	$134.2	$26.7	$57.8	(8)	$6.5 (7)	$20.0	(5)	$(166.2	)(6)	$(59.6	)(4)	$19.4

(1)	During the first quarter of 2005, as part of its continued focus on core utility and profitable unregulated operations, the company revised internal reporting information used for decision-making purposes. With this change, management began to view the results and performance of TECO Guatemala, Inc. (formerly Non-Merchant, Inc.), or TECO Guatemala, as a separate reportable segment comprised of all Guatemalan operations. TECO Guatemala includes the results of operations for the San Jose and Alborada power plants, its minority ownership interest in EEGSA and Hardee Power Partners (HPP) prior to its sale in October 2003. Results for TECO Guatemala were previously reported in the Other Unregulated segment which is now reported in Other & Eliminations. Prior year results have been restated to reflect the revised segment structure.
(2)	All periods have been adjusted to reflect the reclassification of results from continuing operations to discontinued operations for the Commonwealth Chesapeake and Frontera operations (previously part of TWG Merchant), and BCH Mechanical and other Energy Services operations (previously part of Other Unregulated).
(3)	Segment net income is reported on a basis that includes internally allocated financing costs. Allocated interest is included in Total interest charges.
(4)	Results for the 9 months, and 12 months ended Sep. 30, 2005 include a $45.0 million after-tax debt extinguishment charge at TECO Parent. The 9 months and 12 months ended Sep. 30, 2004 include a $12.2 million after-tax gain for the propane sale, partially offset by a $3.4 million after-tax impairment charge at TECO Fiber.
(5)	TECO Guatemala’s results for the12 months ended Sep. 30, 2005 include a $12.8 million after-tax impairment charge for steam turbines. Results for the 9 months and 12 months ended Sep. 30, 2004 include a $6.7 million after-tax charge related to the refinancing of the debt associated with the San Jose power station in Guatemala and $19.3 million for income taxes due to the repatriation of cash from Guatemala following the refinancing. Additionally, results for the 12 months ended Sep. 30, 2004 include after-tax charges of $13.2 million for steam turbine impairments, $9.0 million for asset impairments on cancelled TWG projects, $5.9 million of other charges, and $34.4 million for the after-tax operating income and gain and on the sale of Hardee Power Partners.
(6)	TWG Merchant’s results for the 12 months ended Sep. 30, 2005 include after-tax charges of $379.8 million for valuation adjustments for the Dell and McAdams power stations. Results for the 9 months and 12 months ended Sep. 30, 2004 include a $99.0 million after-tax write-off for its investment in the Texas Independent Energy (TIE) project.
(7)	TECO Transport’s results for the 3 months, 9 months and 12 months ended Sep. 30, 2005 include a $2.9 million loss from direct storm costs. The 9 months and 12 months ended Sep. 30, 2004 include a $0.8 million after-tax asset impairment charge.
(8)	TECO Coal’s results for the 12 months ended Sep. 30, 2005 include a $7.0 million positive adjustment related to Section 29 tax credits that had been written-off in 2003’s fourth quarter due to projected limitations on taxable income prior to filing the TECO Energy 2003 tax return. The 12 months ended Sep. 30, 2004 include a $7.0 million tax credit write-off.

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales -- Kilowatt-hours*
Three Months Ended September 30,	2005	2004	Percent Change	2005	2004	Percent Change
Residential	$270,722	$248,151	9.1	2,813,497	2,543,240	10.6
Commercial	147,695	139,507	5.9	1,810,958	1,665,683	8.7
Industrial — Phosphate	16,313	15,339	6.3	284,557	258,307	10.2
Industrial — Other	25,679	24,717	3.9	352,836	335,271	5.2
Other sales of electricity	38,733	36,876	5.0	464,395	428,860	8.3
Deferred and other revenues	(78,951)	(12,102)	—	—	—	—

	$420,191	$452,488	(7.1)	5,726,243	5,231,361	9.5
Sales for resale	14,391	11,232	28.1	232,684	181,814	28.0
Other operating revenue	10,346	10,220	1.2	—	—	—
SO2 Allowance Sales	79,758	—	—	—	—	—

	$524,686	$473,940	10.7	5,958,927	5,413,175	10.1

Average customers	637,110	620,114	2.7	—	—	—

Retail Output to Line				6,058,064	5,509,569	10.0

	Operating Revenues*			Sales -- Kilowatt-hours*
Nine Months Ended September 30,	2005	2004	Percent Change	2005	2004	Percent Change
Residential	$640,504	$627,313	2.1	6,552,081	6,351,228	3.2
Commercial	387,970	378,296	2.6	4,688,059	4,480,587	4.6
Industrial — Phosphate	49,371	50,660	(2.5)	896,729	908,591	(1.3)
Industrial — Other	72,255	73,440	(1.6)	996,837	1,000,744	(0.4)

Other sales of electricity	104,484	103,630	0.8	1,223,450	1,191,146	2.7
Deferred and other revenues	(72,029)	(17,072)	—	—	—	—
	$1,182,555	$1,216,267	(2.8)	14,357,156	13,932,296	3.0
Sales for resale	38,926	30,477	27.7	610,232	491,084	24.3
Other operating revenue	28,880	27,698	4.3	—	—	—
SO2 Allowance Sales	79,758	—	—	—	—	—

	$1,330,119	$1,274,442	4.4	14,967,388	14,423,380	3.8

Average customers	633,278	618,281	2.4	—	—	—

Retail Output to Line				15,265,509	14,781,553	3.3

	Operating Revenues*			Sales -- Kilowatt-hours*
Twelve Months Ended September 30	2005	2004	Percent Change	2005	2004	Percent Change
Residential	$833,412	$807,399	3.2	8,493,681	8,256,357	2.9
Commercial	515,136	494,119	4.3	6,195,524	5,938,426	4.3
Industrial — Phosphate	67,353	66,898	0.7	1,216,887	1,227,110	(0.8)
Industrial — Other	96,150	95,696	0.5	1,323,011	1,328,401	(0.4)
Other sales of electricity	140,048	136,613	2.5	1,632,426	1,594,891	2.4
Deferred and other revenues	(77,265)	(20,534)	—	—	—	—

	$1,574,834	$1,580,191	(0.3)	18,861,529	18,345,185	2.8
Sales for resale	49,516	39,300	26.0	783,772	627,450	24.9
Other operating revenue	38,959	35,041	11.2	—	—	—
SO2 Allowance Sales	79,758	—	—	—	—	—

	$1,743,067	$1,654,532	5.4	19,645,301	18,972,635	3.5

Average customers	630,784	616,318	2.3	—	—	—

Retail Output to Line				19,865,716	19,278,377	3.0

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended September 30,	2005	2004	Percent Change	2005	2004	Percent Change
By Customer Segment:
Residential	$21,526	$18,931	13.7	9,603	8,974	7.0
Commercial	33,548	29,605	13.3	79,229	77,292	2.5
Industrial	3,159	2,081	51.8	45,393	46,344	(2.1)
Off System Sales	68,374	31,866	—	64,650	55,701	16.1
Power generation	4,388	2,604	68.5	107,483	75,902	41.6
Other revenues	8,177	7,149	14.4			—

	$139,172	$92,236	50.9	306,358	264,213	16.0

By Sales Type:
System supply	$110,787	$67,378	64.4	90,545	80,210	12.9
Transportation	20,208	17,709	14.1	215,813	184,003	17.3
Other revenues	8,177	7,149	14.4	—	—	—

	$139,172	$92,236	50.9	306,358	264,213	16.0

Average customers	318,475	306,856	3.8	—	—	—

	Operating Revenues*			Therms*
Nine Months Ended September 30,	2005	2004	Percent Change	2005	2004	Percent Change
By Customer Segment:
Residential	$98,074	$87,653	11.9	53,423	51,179	4.4
Commercial	124,611	115,507	7.9	287,584	276,871	3.9
Industrial	8,443	7,737	9.1	156,996	167,893	(6.5)
Off System Sales	128,870	71,673	79.8	152,082	136,643	11.3
Power generation	9,989	8,093	23.4	227,628	220,564	3.2
Other revenues	24,913	25,132	(0.9)			—

	$394,900	$315,795	25.0	877,713	853,150	2.9

By Sales Type:
System supply	$305,088	$230,086	32.6	267,672	250,971	6.7
Transportation	64,899	60,577	7.1	610,041	602,179	1.3
Other revenues	24,913	25,132	(0.9)			—

	$394,900	$315,795	25.0	877,713	853,150	2.9

Average customers	318,233	306,124	4.0	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended September 30,	2005	2004	Percent Change	2005	2004	Percent Change
By Customer Segment:
Residential	$125,424	$113,148	10.8	68,064	66,012	3.1
Commercial	160,887	149,898	7.3	378,835	367,508	3.1
Industrial	10,864	10,355	4.9	210,354	224,653	(6.4)
Off System Sales	153,540	82,569	86.0	193,639	164,491	17.7
Power generation	13,022	10,586	23.0	298,707	298,431	0.1
Other revenues	32,539	32,766	(0.7)		—	—

	$496,276	$399,322	24.3	1,149,599	1,121,095	2.5

By Sales Type:
System supply	$378,139	$286,328	32.1	343,102	314,639	9.0
Transportation	85,598	80,228	6.7	806,497	806,456	0.0
Other revenues	32,539	32,766	(0.7)		—	—

	$496,276	$399,322	24.3	1,149,599	1,121,095	2.5

Average customers	316,453	303,505	4.3	—	—	—

*	in thousands